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                                                                EXHIBIT 99.1

CATALINA
MARKETING
CORPORATION                                                             NEWS


FOR IMMEDIATE RELEASE              CONTACT:            Philip B. Livingston
                                                       Senior Vice President and
                                                       Chief Financial Officer
                                                       813-579-5006


                COURT RULES IN CATALINA MARKETING OF FRANCE CASE

ST. PETERSBURG, Florida, November 20, 1997 - Catalina Marketing Corporation (NYSE: POS) today announced that the high court in France, the Cour de Cassation, has ruled against its majority-owned affiliate, Catalina Marketing of France, in connection with a case which was initiated in October 1994. Specifically, the court canceled the favorable decision of an appeals court in Aix-en-Provence, and sent the case to be reexamined by an appeals court in Lyon. The litigation could ultimately lead to a finding that the French affiliate's "category program" -- or its version of competitive couponing -- violates French law relating to unfair competition. The ruling does not affect the affiliate's other business activities such as loyalty marketing services, continuity couponing and a group of 20 other functions of the Catalina Marketing Network(R). George Off, president of the company, stated, "Although the decision represents a setback in our French business plan and will cause a near term reduction in the revenue and growth plans of our affiliate, the long term prospects have not been significantly affected. The French operation represented approximately three percent of Catalina's total revenue over the six month period to September 30, 1997. Additionally, the decision does not affect our other international operations in the United Kingdom and Japan."

         The French affiliate had prepared an action plan in case of such a ruling, and will undertake to meet the challenges created by the ruling in a variety of ways. "First, we are in the process of discussing with each of our clients, whether and the extent to which currently effective or planned programs should proceed," stated David Van Buskirk, president of Catalina Marketing International. "Second, we have a number of complementary programs and products to offer our manufacturer and retailer partners, and


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many of these have already begun planning for the alternatives. Third, we have a variety of legal and industry related options to pursue. For example, we will vigorously seek a fast-track consideration of the issues with the Lyon court, and organize industry support for accepting our highly efficient and innovative marketing strategies, which have been employed across 400 brands in more than 700 stores."

         Mr. Van Buskirk noted that the success of the company's international strategy is expected to continue, notwithstanding the recent local disappointment. "Our expansion plans in Japan have met with tremendous acceptance, and our testing to date has been promising." With respect to prospects for the French venture, Mr. Van Buskirk stated, "We have a great deal of confidence in our French managers, and feel that the French venture's long term prospects are bright."

         Based in St. Petersburg, Florida, Catalina Marketing Corporation provides a menu of in-store electronic marketing programs to over 150 consumer goods companies. The company's purchase-based, individually customized communications and promotions reach more than 142 million U.S. shoppers in more than 10,800 supermarkets via the Catalina Marketing Network(R). The company consists of four distinct business units: Catalina Marketing Services, which markets the company's core electronic marketing programs in the U.S.; Catalina Marketing International, which markets Network programs abroad; Health Resource Publishing Company, which delivers targeted incentives and advertising through customized newsletters to pharmacy customers based on prescription purchases; and SuperMarkets Online, Inc., a secure coupon vehicle for the distribution of targeted promotions on the World Wide Web.

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